Exhibit 99.7

American Rebel Light Beer Elevates Cornwell Quality Tools NHRA U.S. Nationals in Indianapolis as Official Beer Sponsor, Boosting Brand Visibility Through Fan Engagement, Strategic Motorsports Partnership, and CEO Andy Ross Live Performances

From Nitro Alley to the Nightlife, America’s Patriotic Beer – American Rebel Light Beer Will Be Available Throughout Indianapolis—On and Off the Track

Nashville, TN, Aug. 27, 2025 (GLOBE NEWSWIRE) — American Rebel Light Beer ( www.americanrebelbeer.com ), the fastest-growing patriotic lifestyle beer in the U.S. and a division of American Rebel Holdings, Inc. (NASDAQ: AREB) ( www.americanrebel.com ), will take center stage at the 71st annual Cornwell Quality Tools NHRA U.S. Nationals, held August 27–September 1, 2025, at Lucas Oil Indianapolis Raceway Park. Known as “The Big Go,” the NHRA U.S. Nationals is the most prestigious drag racing event in the world, and American Rebel is proud to serve as the official beer sponsor for this year’s Cornwell Quality Tools NHRA U.S. Nationals in Indianapolis .

With more than 900 race cars competing across Top Fuel, Funny Car, Pro Stock, and Sportsman categories, the U.S. Nationals is the crown jewel of the NHRA calendar. This year’s event will also feature the Funny Car All-Star Callout, the Sox & Martin Hemi Challenge, and the crowning of NHRA’s regular season champions —with nearly $400,000 in bonus purse on the line.

American Rebel Light Beer Activation—On and Off the Track at Full Throttle

From Nitro Alley to downtown Indy, American Rebel Light Beer will be seen across the city throughout race week. Fans, racers, and retailers will experience the brand in bars, liquor stores, and at the track itself—reinforcing American Rebel’s continued momentum.

American Rebel Light Beer isn’t just showing up at retail and in on-premise locations (Bars) in Indianapolis—it’s taking over. In the days leading up to the NHRA U.S. Nationals, Indy’s top liquor stores and bars are transforming into American Rebel Light Beer strongholds, creating a high-octane atmosphere that mirrors the intensity of the track.

● Five (5) premier liquor stores surrounding Lucas Oil Raceway are rolling out floor-to-ceiling American Rebel Light Beer displays, complete with branded coolers, race-week specials, and exclusive giveaways. These stores are primed to drive trial and visibility, turning everyday shoppers into die-hard Rebel fans.

● Spykes, Rookies , and Raceway Pub —three of the most iconic bars near the track—are going full throttle with American Rebel Beer takeovers, post-race parties, and live music tie-ins. Fans will be able to toast the weekend with cold Rebel Light while soaking in the race-day adrenaline.

● New retail partners have joined the lineup just in time for race week, expanding American Rebel Light Beer’s footprint across greater Indianapolis. These additions amplify our reach and ensure that wherever fans go—trackside, downtown, or back home—they’ll find a Rebel Light waiting.

Zink Distributing Leads the Charge for American Rebel Light Beer in Indy

American Rebel’s presence in Indianapolis wouldn’t be possible without the outstanding support of Zink Distributing ( www.zinkdistributing.com ), who have worked tirelessly to prepare both the market and the track for this weekend’s race.

On May 7, 2025, American Rebel announced a distribution agreement with Zink Distributing Company, established in 2001, a premier distributor of Anheuser-Busch products in Indiana. This partnership specifically covers 14 central Indiana counties, including Indianapolis, with services extending into parts of two additional counties and Jim Zink Jr., President of Zink Distributing, noted that they’re “thrilled to partner with American Rebel Beverage” and look forward to introducing Hoosiers to the beer.

Thanks to our distribution partner, Zink Distributing isn’t just a beer launch—it’s a citywide celebration of speed, freedom, and flavor, all anchored by the NHRA’s biggest event of the year. From retail coordination to venue logistics, Zink has delivered best-in-class execution and helped ensure American Rebel Light Beer is positioned for maximum impact.

Live Music: CEO Andy Ross Headlines Saturday and Sunday at NHRA U.S. Nationals

American Rebel CEO and patriotic rocker artist Andy Ross will perform live on Saturday, August 30 and Sunday, August 31, delivering high-energy, patriotic sets that rally fans and reinforce the brand’s bold identity. His performances will take place at fan-favorite venues near the track and are expected to draw large crowds of NHRA loyalists and Rebel drinkers alike.

Andy Ross, CEO of American Rebel Holdings, Inc. commented.

“‘The Big Go’ is where legends are made—and where our values shine. American Rebel Light Beer stands for freedom and traditional American Values. We built this great tasting light beer for people who love country, competition, and community.

In the Hoosier State, we’re honoring the flag, the fans, and the work it takes to win—executing every detail with professionalism and USA pride. The U.S. Nationals are America at full throttle, and American Rebel Light Beer is proud to share America’s Patriotic Beer with racing fans and our customers here in Indiana”

Todd Porter, President of American Rebel Beverage, commented:

“In all my years in the beer industry, I’ve never seen a brand resonate with this kind of velocity. It all starts with a great-tasting beer—but what we’re seeing now is an almost unstoppable movement. I’m proud to be part of the American Rebel team and to work alongside world-class partners like the NHRA and Zink Distribution. From Indy to the nation, the momentum is real—and it’s accelerating here in Indiana and across this great nation. Rebel Up America!”

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel - America’s Patriotic Brand ( www.americanrebel.com ) began as a designer and marketer of branded safes and personal security products and has since grown into a diversified patriotic lifestyle company with offerings in beer, branded safes, apparel, and accessories. With the launch of American Rebel Light Beer, the company has entered the beverage market to overwhelming success.

Learn more at American Rebel Beer

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story

About American Rebel Light Beer

American Rebel Light ( www.americanrebelbeer.com ) is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion. Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia, Mississippi and now, Minnesota.

For more information about the launch events and the availability of American Rebel Light Beer, please visit ( www.americanrebelbeer.com ) or follow us on social media platforms @AmericanRebelBeer.

American Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean and bold with a lighter feel. At approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, it delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s brewed without added supplements and doesn’t contain corn, rice, or other sweeteners typically found in mass-produced beers.

Media Inquiries

Matt Sheldon

Matt@Precisionpr.co

917-280-7329

Distribution Opportunities

Todd Porter

President, American Rebel Beverage

tporter@americanrebelbeer.com

Investor Relations

ir@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high profile events, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2025. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.